ABOUT.COM ANNOUNCES ACQUISITION OF NORTH SKY, INC.

            Acquisition Moves About.com to 12th Largest Web Property*

                           Acquisition Broadens Reach,
         Enhances Network Sales Division and Infrastructure Outsourcing

NEW YORK, December 6, 1999 - About.com (NASDAQ: BOUT), the leading network of niche vertical sites, today announced the acquisition of privately held North Sky, Inc. North Sky, which operates freeservers.com, provides Web site development tools and is a hosting network for thousands of Web sites. According to Media Metrix, North Sky Web properties attracted over 3.0 million unique users in October. North Sky will remain as an independent subsidiary of About.com and will continue to focus on the tools development and hosting needs of the Internet industry at large and About.com, specifically.

Scott Kurnit, Chairman and CEO of About.com said, "We're very excited about our acquisition of North Sky. This is not only a great strategic fit but now puts us on the doorstep of the top 10 web properties in the world."

The About.com Ad Network Division will immediately begin selling the North Sky inventory. Kurnit said, "Our sales team has proven they can substantially outperform conventional ad networks. When our team gets their hands on this new inventory, I'm confident we'll see strong gains in revenue from the millions of North Sky daily page views."

Additionally, About.com has been successfully leveraging its infrastructure and content through outsourcing and co-branding to drive traffic to its network. Mr. Kurnit said, "By having North Sky services used by individual webmasters and large businesses, we expect to significantly increase our business-to-business relationships around the Net and direct traffic back to the 650 niche vertical sites within the About.com network, particularly our About Industry channel which is currently under development."

Hal Halladay, CEO of North Sky will continue in his position following the acquisition. Prior to his current position, Halladay was CFO and VP of Business Development for Intelogis and an investment banker at Furman Selz, PaineWebber and Kidder, Peabody.

"We're excited to join the About.com family and to contribute to the continued growth and success of About.com," said Hal Halladay, CEO of North Sky. "We share a commitment with About.com to continually innovate and create new opportunities to participate and interact on the Web."

The acquisition, expected to be closed before year-end 1999, will be an all stock transaction, with current North Sky stockholders receiving approximately 500,000 unregistered shares of About.com common stock. In addition, About.com will assume the North Sky option plan. Other financial terms were not released.

*Media Metrix Pro Forma October 1999 Data
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About North Sky

North Sky is in business to facilitate interaction on the Web. The company offers tools and technology that enable Web businesses and associations to build more effective online communities. North Sky markets its privately labeled or co-branded solutions to businesses or organizations that want to offer tools to enhance their Web presence and traffic. The foundation of the tool set is the Domain Name Branding (DNB) proprietary network architecture that provides a complete online community presence for any organization or business. The company offers DNB, whereby a company's name is utilized in the URL of Web sites and e-mail it offers. North Sky domains include freeservers.com, 8m.com, bizhosting.com, and theshoppe.com. North Sky is headquartered in Orem, Utah.

About About.com

About.com is the leading network of niche vertical sites for users and marketers. The network includes more than 650 highly targeted environments, each overseen by a professional guide. Each vertical niche provides a comprehensive consumer experience including the Internet's best link directories, original content, community features and commerce opportunities. Media Metrix (October
1999) ranks About.com as the largest news, information and entertainment Web property in the U.S. More information on the company can be found on its Web site at www.about.com.

This news release contains forward-looking statements that involve risks and uncertainties regarding About.com. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. Factors that could cause actual events or results to differ from anticipated events or results include the company's limited operating history, history of losses and anticipation of continued losses, potential volatility of quarterly operating results, and other risks that are contained in About.com's reports and documents filed from time to time with the Securities and Exchange Commission.

For more information contact:

Press:                                  Investors:
Tabatha Sturm                           Barbara Manley
About.com                               The Financial Relations Board/BSMG
212-413-8036                            212-661-8030
tabatha@about-inc.com                   bmanley@frb.bsmg.com

Claudine Cornelis
The Financial Relations Board/BSMG
212-661-8030
ccorneli@frb.bsmg.com